UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2008 (December 31, 2007)

NATCO INTERNATIONAL INC.
(Exact name of registrant as specified in charter)


Delaware                     333-91190               48-1099142
(State or other        (Commission File No.)     (IRS Employee
jurisdiction of                               Identification No.)
incorporation or
organization)


#204, 13569 - 76 Avenue
Surrey, BC, Canada V3W 2W3
(Address of Principal Executive Offices)

(604) 592-0047
(Issuer Telephone number)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 1.02 Termination of a Material Definitive Agreement.

On March 16th, 2007, Natco International Inc. (the "Company") entered into an agreement with Photo Violation Technologies Corp. ("PVT"), a British Columbia, Canada Corporation to complete a share exchange and other transactions under what would be a court approved plan of arrangement. Under the plan PVT shareholders would have owned 85% of the Company and Natco shareholders would have owned the remaining 15% after closing. Original termination date was July 16, 2007. It was extended to October 31, 2007, and then again to December 31, 2007. In all this time PVT did not produce any financial statements, or provide the company with all required documents needed to close the share exchange agreement. On December 12 2007, the Company commenced legal proceedings in British Columbia Supreme Court against PVT and its president, Fred Mitschele (aka Fred Marlatt), claiming punitive, exemplary and consequential damages and other remedies arising from breach of contract and wrongful conduct on the part of Mitschele. It was a term of the October 31, 2007 addendum that the agreement expired on December 31, 2007.

The Company had taken a number of significant steps towards completion of the Agreement including, advancing approximately $1.5 million to
PVT.   In this Action, the Company is seeking to recover these funds, plus obtain additional damage and other relief against PVT and Mitschele arising from their conduct.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Natco International Inc.
                                                    (Registrant)


 Date: February 12, 2008

                                          By: /s/ Raj-Mohinder S. Gurm
                                          Name: Raj-Mohinder S. Gurm
                                          Title: President/CEO